Exhibit 99.1

CONTACTS:
Insignia Solutions	Financial Dynamics
Robert Collins, Chief Financial Officer	Investors: Teresa Thuruthiyil
(510) 360-3700	(415) 439-4500

INSIGNIA SOLUTIONS REPORTS FIRST QUARTER 2004
FINANCIAL RESULTS

-Insignia Forms Joint Venture to Address Korean Wireless Market-

FREMONT, Calif., April 27, 2004– Insignia Solutions (Nasdaq: INSG) today reported financial results for the first quarter ended March 31, 2004.

Results for the first quarter of 2004 reflect the Company’s ongoing focus on developing and commercializing its Secure System Provisioning (SSP) product.  Insignia reported first quarter revenue of $319,000, comprised both of SSP-related revenue and the Company’s portion of shared revenue from its Java Virtual Machine (JVM) product line that was sold in April 2003.  The net loss in the first quarter was $1.9 million, or $0.07 per share, which included a non-cash sales and marketing expense of $349,000 for warrants that were issued to outside partners supporting the Company’s SSP product launch.  As of March 31, 2004, the Company increased its cash and cash equivalents to $2.8 million.  On January 7, 2004, the Company announced the completion of a financing that resulted in net proceeds of  $1.62 million to Insignia.

The Company also announced the formation of Insignia Asia Chusik Hoesa, a joint venture with J Tek Corporation to address the Korean SSP server software market.  Robert Song, was recently appointed President of the new entity, and is overseeing development of this market for Insignia with customer targeting, product introductions, and design wins.

“I am delighted with Insignia’s progress during the first quarter,” said Mark McMillan, chief executive officer of Insignia Solutions.  “In addition to more than doubling revenues on a sequential basis, Insignia also accomplished several strategic initiatives including the launch of the ACCS hosted service in China, the formation of our Korean Joint Venture, strengthening of our balance sheet through additional funding, and two strong additions to our management team, CFO Bob Collins and CTO John Rizzo.”

Mr. McMillan added, “Given the growth of our revenues to date, and the strong performance of our product as we continue to introduce SSP to mobile phone manufacturers, network operators, and operating system vendors, we continue to believe that the business can achieve profitability during the second half of 2004.”

Recent Highlights:

•                  Insignia Solutions today announced the latest addition to its senior management team with the appointment of John Rizzo as chief technology officer.

•                  On March 22 and 24, Insignia demonstrated its SSP system as a guest of Symbian in their booth at the CTIA event in Atlanta, Georgia.

•                  On February 23 and 24, Insignia demonstrated Over-The-Air Repair™ of cell phone software on the Texas Instruments OMAP powered Symbian OS phones at the 3GSM World Congress in France.

•                  On February 3, Insignia Solutions announced that it strengthened its executive management team with the appointment of Robert Collins to chief financial officer and the promotion of Mark Stevenson to vice president of worldwide sales from senior director of Americas sales.

•                  In early January 2004, Insignia Solutions entered into definitive agreements with certain institutional and other accredited investors with respect to the private placement of 2,262,500 newly issued American Depository Shares (ADSs), and warrants to purchase 565,625 shares, for a total purchase price of approximately $1.81 million. After payment of a placement agent fee and issuance costs, the net proceeds were $1.62 million. The Company intends to use the proceeds (net of costs) from the private placement to further support the commercialization of its SSP solution for the mobile market.

Conference Call

Insignia Solutions will host a conference call today at 2:00 p.m., Pacific Time.  A live webcast will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com.  An on demand archive of the call will be available at the website for a period of two weeks.

About Insignia Solutions

Insignia provides an essential ingredient to mobile operators and terminal manufacturers by enabling Over-The-Air Repair of a growing complex and diverse community of devices on the network. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world.  The company is headquartered in Fremont, California with R&D and European operations based in the United Kingdom.  For additional information about Insignia or its products please visit http://www.insignia.com.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s reliance on the successful introduction of its Secure System Provisioning (“SSP”) product line, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$2,839	$2,212
Restricted cash	20	20
Investment in affiliate	75	—
Accounts receivable, net	200	50
Other receivable	1,363	1,153
Tax receivable	436	391
Prepaid royalties	—	2,185
Prepaid expenses	383	410
Total current assets	5,316	6,421

Property and equipment, net	149	154
Other assets	226	219
	$5,691	$6,794

LIABILITIES, REDEEMABLE WARRANTS AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$320	$468
Accrued liabilities	995	1,239
Note payable	—	1,000
Deferred revenue	820	1,460
Total current liabilities	2,135	4,167

Redeemable warrants	38	38

Shareholders’ equity:
Ordinary shares	9,561	8,111
Additional paid-in capital	63,862	61,898
Common stock subscription	—	575
Accumulated deficit	(69,444)	(67,534)
Other accumulated comprehensive loss	(461)	(461)
Total shareholders’ equity	3,518	2,589

	$5,691	$6,794

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2004	2003
Net revenues:
License	$316	$192
Service	3	187

Total net revenues	319	379

Cost of net revenues:
License	23	115
Service	—	52

Total cost of net revenues	23	167

Gross profit	296	212
	93%	56%
Operating expenses:
Sales and marketing	816	645
Research and development	811	1,306
General and administrative	591	1,144
Restructuring	—	326
Total operating expenses	2,218	3,421

Operating loss	(1,922)	(3,209)

Interest income (expense), net	(1)	(1)
Other income (expense), net	(13)	13

Loss before income taxes	(1,936)	(3,197)

Provision for (benefit from) income taxes	(26)	2

Net loss	$(1,910)	$(3,199)

Basic and diluted net loss per share	$(0.07)	$(0.16)

Weighted average shares and share equivalents:
Basic and Diluted	28,616	20,089